EXHIBIT 10.36

April 12, 2016

Jeffrey M. Slotterback

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Re:  Key Employee Retention Program

Dear Jeffrey:

In recognition of your continuing key role at and services on behalf of Atlas Energy Group, LLC and its affiliates (collectively, “Atlas”), you shall be entitled to a retention bonus upon the terms and conditions set forth in this letter agreement (“Agreement”). This Agreement is between you and Atlas Energy Group, LLC (the “Company”).

The Company agrees to make the following payment to you, in addition to your normal salary and benefits, subject to the terms and conditions in this Agreement and your execution and delivery of this Agreement to the Company by April 19, 2016 (the “Delivery Date”):

1.

Commitment Amount: If you agree, by execution of this letter to (1) continue your employment with Atlas and not resign (other than for Good Reason) before the first anniversary of the Delivery Date, and (2) be bound by the Restrictive Covenant set forth below, you shall be entitled to the “Commitment Amount” set forth on the attached Schedule A, less any required withholdings. Provided you return a fully executed copy of this Agreement by the Delivery Date, the Commitment Amount, less applicable withholding taxes, will be paid to you on, or as soon as practicable following, the Delivery Date (the amount received by you net of such withholding is referred to herein as the "Net Amount"). However, if you resign your employment without Good Reason (as defined below), or your employment is terminated with “Cause” (as defined in The Atlas Energy Group, LLC 2015 Long-Term Incentive Plan, as in effect on the date hereof), in either case prior to the first anniversary of the Delivery Date, you will be deemed to be in breach of this Agreement, and will owe the Company the Net Amount. In the event that, prior to the first anniversary of the Delivery Date, your employment with Atlas is terminated without Cause, by reason of your death or permanent disability (under the long-term disability policy of Atlas applicable to you) or by you for Good Reason, you will be deemed to have satisfied this Agreement.

2.	Restrictive Covenant.
(a)

Without limitation of any other restrictive covenants with respect to Atlas to which you are subject, you agree that for the 12 month period commencing on the Delivery Date (whether or not you are employed and regardless of the

Letter to Jeffrey M. Slotterback

April 12, 2016

circumstances of any termination of your employment, except as set forth below), you shall not, directly or indirectly, in any state in the United States in which the Company or its subsidiaries does business during your employment with the Company following the Delivery Date, engage or participate, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, or owner, in a Restricted Activity (as defined below) other than for Atlas. The aforementioned restrictive covenant shall not apply following the termination of your employment in the event that your employment with Atlas is terminated without Cause or by you for Good Reason.  Notwithstanding the foregoing, nothing in this Agreement shall preclude, prohibit, or restrict you from acquiring, owning, or holding 5% or less of the outstanding interests in or securities of any publicly traded corporation. For purposes of this Agreement, "Restricted Activity" means a business engaged in the exploration, development, production, processing, storing, transportation, refinement, purification, marketing, and/or distribution of natural gas, crude oil, and natural gas liquids, or a business engaged (to any extent) in investing in or financing any of the foregoing.

(b)

You acknowledge that the restrictions contained in this Section 2 are, in view of the nature of the business of Atlas, reasonable and necessary to protect the legitimate interests of Atlas, and that any violation of any provision of this Section 2 will result in irreparable injury to Atlas. You also acknowledge that in the event of any such violation, Atlas shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits, and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Atlas may be entitled. You agree that in the event of any such violation, an action may be commenced by the Company for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in New York or, if jurisdiction is lacking in New York, in any court of competent jurisdiction. You hereby waive, to the fullest extent permitted by law, any objection that you may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that such suit, action, or proceeding has been brought in an inconvenient forum.

3.

Good Reason. For purposes of this Agreement, the term "Good Reason" means a resignation by you within 45 days following: (a) a material reduction in your base salary currently in effect; or (b) the Company’s changing your primary work location to a location more than 35 miles from your current primary work location. In order for a termination to be for Good Reason, you must provide written notice of your intent to terminate employment for Good Reason to the Company within 10 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act that constitutes the grounds for Good Reason and if the Company does not

Letter to Jeffrey M. Slotterback

April 12, 2016

correct the act, you must terminate employment with Good Reason within 5 days after the end of the cure period in order for the termination to be considered a termination for Good Reason.
4.

Miscellaneous.   The Commitment Amount shall not be taken into account for purposes of any other compensation or benefit program of Atlas and is in addition to and not in lieu of any salary, bonus, benefits or severance to which you may otherwise be entitled.  You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).  This Agreement sets forth the entire understanding of the Company and you regarding any retention bonus, and may be changed only by a written agreement signed by you and the Company.  This Agreement is governed by and to be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.  Notwithstanding any of the above, you remain an “at will” employee of Atlas.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  In the event of any action by the Company alleging a breach of this Agreement by you, the maximum amount of damages which the Company may recover shall be the Net Amount.

To accept this Agreement, please sign where indicated below, and return on or before the Deadline Date in a confidential envelope to Lisa Washington, Chief Legal Officer, Atlas Energy Group, LLC, 1845 Walnut Street, Philadelphia, PA 19103.

Sincerely

ATLAS ENERGY GROUP, LLC

/s/ DANIEL C. HERZ
By: Daniel C. Herz
Title: President

ACCEPTED AND AGREED AS OF THE

DATE FIRST SET FORTH ABOVE:

/s/ JEFFREY M. SLOTTERBACK

By: Jeffrey M. Slotterback

EXHIBIT 10.36

Schedule A

Commitment Amount: $ 300,000